Exhibit 99.1
Note: The information contained in this Exhibit 99.1 has been updated for the changes to the condensed consolidating financial information presented in Note 12 “Guarantees of Registered Securities” to the financial statements as a result of changes to the corporate ownership structure that occurred in the second quarter of 2018 (the “2018 Internal Reorganization”). Additionally, the Company has updated this information for the migration to the eXtensible Business Reporting Language taxonomy set forth by the Financial Accounting Standards Board for 2018 (the “2018 XBRL Taxonomy”). Financial information in Note 12 for the three months ended March 31, 2018 and 2017, has been recast to reflect the 2018 Internal Reorganization. In addition, the Condensed Consolidating Balance Sheets in Note 12 as of March 31, 2018 and December 31, 2017 have been recast to reflect the 2018 Internal Reorganization as if the resulting corporate ownership structure was in place at January 1, 2015.
This Exhibit 99.1 has not been updated to reflect any event or development occurring after May 1, 2018, the date that the Company filed its quarterly report on Form 10-Q for the period ended March 31, 2018 (“Q1 2018 Form 10-Q”) with the Securities and Exchange Commission (the “SEC”) other than with respect to: (i) changes to the condensed consolidating financial information presented in Note 12 “Guarantees of Registered Securities” to the financial statements as a result of the 2018 Internal Reorganization and (ii) updates with respect to the 2018 XBRL Taxonomy. For significant developments since May 1, 2018, please refer to our other current and periodic reports filed with the SEC through the date of this Current Report on Form 8-K, including our quarterly report on Form 10-Q for the fiscal period ended June 30, 2018.
GLOSSARY OF TERMS
The following frequently used abbreviations or acronyms are used in this Exhibit 99.1 as defined below:

Abbreviation/Acronym	Definition
2017 Notes	The Company's 5% Senior Notes due 2017
2019 Notes	The Company's 7.875% Senior Notes due 2019
2022 Notes	The Company's 4.875% Senior Notes due 2022
2024 Notes	The Company's 4.75% Senior Notes due 2024
2025 Notes	The Company's 7.375% Senior Notes due 2025
2042 Notes	The Company's 5.4% Senior Notes due 2042
2044 Notes	The Company's 5.85% Senior Notes due 2044
ARO	Saudi Aramco Rowan Offshore Drilling Company
ASC	Accounting Standards Codification
ASU	Accounting Standards Update
Board	Board of directors of the Company
Company Compensation Committee	Compensation committee of the board of directors of the Company
FASB	Financial Accounting Standards Board
IRS	U.S. Internal Revenue Service
P-Units	Performance Units
RCI	Rowan Companies Inc., a subsidiary of the Company
Revolving Credit Facility	The Company's revolving credit facility, which matures in January 2021
Rowan plc	Rowan Companies plc
RSUs	Restricted Share Units
SARs	Share Appreciation Rights
Saudi Aramco	Saudi Arabian Oil Company
SEC	The United States Securities and Exchange Commission
Senior Notes	The 2019 Notes, 2022 Notes, 2024 Notes, 2025 Notes, 2042 Notes and 2044 Notes, collectively
Subject Notes	The 2017 Notes, 2019 Notes, 2022 Notes and the 2024 Notes, collectively
TSR	Total Shareholder Return
U.K.	United Kingdom
U.S.	United States

Abbreviation/Acronym	Definition
U.S. Tax Act	2017 Tax Cuts and Jobs Act
US GAAP	Accounting principles generally accepted in the United States of America
US GOM	United States Gulf of Mexico
USD	U.S. Dollar

PART I.  FINANCIAL INFORMATION
Item 1.  Financial Statements
ROWAN COMPANIES PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended March 31,
	2018	2017
		(As adjusted)
REVENUE	$211.2	$374.3

COSTS AND EXPENSES:
Direct operating costs (excluding items below)	157.4	171.3
Depreciation and amortization	97.9	99.1
Selling, general and administrative	25.6	24.2
Loss on disposals of property and equipment	1.3	3.4
Total costs and expenses	282.2	298.0

Equity in losses of unconsolidated subsidiary	(1.3)	—

INCOME (LOSS) FROM OPERATIONS	(72.3)	76.3

OTHER INCOME (EXPENSE):
Interest expense	(38.5)	(39.6)
Interest income	6.9	2.0
Loss on extinguishment of debt	—	(0.2)
Other - net	(2.2)	1.5
Total other (expense) - net	(33.8)	(36.3)

INCOME (LOSS) BEFORE INCOME TAXES	(106.1)	40.0
Provision for income taxes	6.2	29.7

NET INCOME (LOSS)	$(112.3)	$10.3

NET INCOME (LOSS) PER SHARE - BASIC	$(0.89)	$0.08

NET INCOME (LOSS) PER SHARE - DILUTED	$(0.89)	$0.07

See Notes to Unaudited Condensed Consolidated Financial Statements.

ROWAN COMPANIES PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In millions)
(Unaudited)

	Three months ended March 31,
	2018	2017
		(As adjusted)
NET INCOME (LOSS)	$(112.3)	$10.3

OTHER COMPREHENSIVE INCOME:
Net reclassification adjustment for amounts recognized in net income (loss) as a component of net periodic benefit cost, net of income tax expense of $0.7 and $0.5 for the three months ended March 31, 2018 and 2017, respectively.	2.8	0.9

COMPREHENSIVE INCOME (LOSS)	$(109.5)	$11.2
See Notes to Unaudited Condensed Consolidated Financial Statements.

ROWAN COMPANIES PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except par value)
(Unaudited)

	March 31, 2018	December 31, 2017
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$1,214.1	$1,332.1
Receivables - trade and other	202.8	212.8
Prepaid expenses and other current assets	15.3	15.5
Total current assets	1,432.2	1,560.4

PROPERTY AND EQUIPMENT:
Drilling equipment	8,792.3	8,697.8
Other property and equipment	137.1	136.1
Property and equipment - gross	8,929.4	8,833.9
Less accumulated depreciation and amortization	2,375.4	2,281.2
Property and equipment - net	6,554.0	6,552.7

Long-term note receivable from unconsolidated subsidiary	270.0	270.2

Investment in unconsolidated subsidiary	29.6	30.9

Other assets	42.2	44.1
	$8,328.0	$8,458.3

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable - trade	$93.4	$97.2
Deferred revenue	4.4	1.1
Accrued liabilities	139.7	159.1
Total current liabilities	237.5	257.4

Long-term debt	2,510.5	2,510.3
Other liabilities	286.0	293.6
Deferred income taxes - net	10.8	10.9
Commitments and contingent liabilities (Note 6)

SHAREHOLDERS' EQUITY:
Class A Ordinary Shares, $0.125 par value; 128.1 and 128.1 shares issued, respectively; 126.9 and 126.3 shares outstanding, respectively	16.0	16.0
Additional paid-in capital	1,488.3	1,488.6
Retained earnings	4,048.5	4,109.7
Cost of 1.2 and 1.8 treasury shares, respectively	(7.9)	(9.3)
Accumulated other comprehensive loss	(261.7)	(218.9)
Total shareholders' equity	5,283.2	5,386.1
	$8,328.0	$8,458.3
See Notes to Unaudited Condensed Consolidated Financial Statements.

ROWAN COMPANIES PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(In millions)
(Unaudited)

	Shares outstanding	Class A ordinary shares/ Common stock	Additional paid-in capital	Retained earnings	Treasury shares	Accumulated other comprehensive income (loss)	Total shareholders' equity
Balance, January 1, 2017	125.5	$16.0	$1,471.7	$3,830.4	$(7.2)	$(197.0)	$5,113.9
Net shares issued (acquired) under share-based compensation plans	0.6	—	(3.2)	—	(2.1)	—	(5.3)
Share-based compensation	—	—	5.4	—	—	—	5.4
Adoption of new accounting standard	—	—	—	206.6	—	—	206.6
Retirement benefit adjustments, net of tax expense of $0.5	—	—	—	—	—	0.9	0.9
Net income	—	—	—	10.3	—	—	10.3
Balance, March 31, 2017	126.1	$16.0	$1,473.9	$4,047.3	$(9.3)	$(196.1)	$5,331.8

Balance, January 1, 2018	126.3	$16.0	$1,488.6	$4,109.7	$(9.3)	$(218.9)	$5,386.1
Net shares issued (acquired) under share-based compensation plans	0.6	—	(4.8)	—	1.4	—	(3.4)
Share-based compensation	—	—	4.5	—	—	—	4.5
Adoption of new accounting standards (see Note 1)	—	—	—	51.1	—	(45.6)	5.5
Retirement benefit adjustments, net of tax expense of $0.7	—	—	—	—	—	2.8	2.8
Net loss	—	—	—	(112.3)	—	—	(112.3)
Balance, March 31, 2018	126.9	$16.0	$1,488.3	$4,048.5	$(7.9)	$(261.7)	$5,283.2
See Notes to Unaudited Condensed Consolidated Financial Statements.

ROWAN COMPANIES PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three months ended March 31,
	2018	2017
		(As adjusted)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(112.3)	$10.3
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	97.9	99.1
Equity in losses of unconsolidated subsidiary	1.3	—
Deferred income taxes	0.1	16.8
Provision for pension and other postretirement benefits	3.2	2.5
Cash loss on extinguishment of debt	—	0.3
Share-based compensation expense	4.3	6.8
Loss on disposals of property and equipment	1.3	3.4
Other	6.0	0.2
Changes in current assets and liabilities:
Receivables - trade and other	8.8	(22.2)
Prepaid expenses and other current assets	0.2	(1.2)
Accounts payable	0.6	3.4
Accrued income taxes	(4.1)	2.3
Other current liabilities	(7.9)	(17.1)
Other postretirement benefit claims paid	(0.5)	(0.9)
Contributions to pension plans	(5.6)	(5.9)
Deferred revenue	3.0	(6.3)
Net changes in other noncurrent assets and liabilities	(7.4)	(9.7)
Net cash provided by (used in) operating activities	(11.1)	81.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(35.4)	(30.9)
Purchase of rigs	(70.8)	—
Repayments of note receivable from unconsolidated subsidiary	1.3	—
Proceeds from disposals of property and equipment	1.3	0.1
Net cash used in investing activities	(103.6)	(30.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Reductions of long-term debt	—	(128.0)
Shares repurchased for tax withholdings on vesting of restricted share units	(3.3)	(5.3)
Net cash used in financing activities	(3.3)	(133.3)

DECREASE IN CASH AND CASH EQUIVALENTS	(118.0)	(82.3)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,332.1	1,255.5
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,214.1	$1,173.2
See Notes to Unaudited Condensed Consolidated Financial Statements.

Table of Contents
ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of Operations, Basis of Presentation and Summary of Significant Accounting Policies
Rowan Companies plc, a public limited company incorporated under the laws of England and Wales, is a global provider of offshore contract drilling services to the oil and gas industry, with a focus on high-specification and harsh-environment jack-up rigs and ultra-deepwater drillships. As of March 31, 2018, the Company operated in three segments: Deepwater, Jack-ups and ARO, the Company's 50/50 joint venture with Saudi Aramco. The Deepwater segment includes four ultra-deepwater drillships. The Jack-ups segment is composed of 23 self-elevating jack-up rigs and includes the impact of the various arrangements with ARO (see Note 3). ARO owns a fleet of five self-elevating jack-up rigs for operation in the Arabian Gulf for Saudi Aramco. The Company contracts its drilling rigs, related equipment and work crews primarily on a day-rate basis in markets throughout the world, currently including the US GOM, U.K. and Norwegian sectors of the North Sea, the Middle East and Trinidad.
The financial statements included in this Quarterly Report are presented in USD and include the accounts of Rowan plc and its direct and indirect subsidiaries. Unless the context otherwise requires, the terms “Rowan,” and “Company” are used to refer to Rowan plc and its consolidated subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.
The financial statements included in this Quarterly Report have been prepared in accordance with US GAAP and the applicable rules and regulations of the SEC. Certain information and notes have been condensed or omitted as permitted by those rules and regulations. The financial information included in this report is unaudited, but management believes the accompanying financial statements contain all adjustments, which are of a normal recurring nature unless otherwise noted, necessary for a fair statement of the financial position, results of operations and cash flows for the interim periods presented. The preparation of the condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The Company’s results of operations and cash flows for the interim periods are not necessarily indicative of results to be expected for the full year. These financial statements should be read in conjunction with the audited consolidated financial statements and notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.
Revenue Recognition
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (ASC 606), which sets forth a global standard for revenue recognition and replaces most existing industry-specific guidance. ASC 606 requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company adopted ASC 606, effective January 1, 2018, utilizing the modified retrospective approach and applied ASC 606 to all outstanding revenue contracts.
In adopting ASC 606, the Company's revenue recognition differs from its historical revenue recognition pattern primarily as it relates to demobilization revenue. Such revenue, which was recognized upon completion of a contract under legacy accounting, is now estimated at contract inception and recognized over the term of the contract under the new guidance for customer contracts that have unconstrained demobilization provisions. Upon adoption of this standard as of January 1, 2018, the Company recognized a $5.5 million credit to retained earnings related to unconstrained demobilization provisions. Subsequently, during the first quarter of 2018, the Company received a $5.5 million cash payment for such demobilization related to one of the Company's contracts. The adoption of this standard did not have an impact on our statement of operations or statement of cash flows.
Typical contractual arrangements
The Company contracts its drilling rigs, related equipment and work crews primarily on a “day rate” basis. Under day rate contracts, the Company generally receives a fixed amount per day for each day it is performing drilling or related services. In addition, customers may pay all or a portion of the cost of moving equipment and personnel to and from the well site. Contracts generally range in duration from one month to multiple years or alternatively may be based on a set number of wells. Both duration types can include additional option periods at the discretion of the customer which can be at a set price or may be determined upon exercise of the option. The contractual day rate generally varies based on the status of the drilling operations and generally includes an operating rate, move rate, repair rate, force majeure, standby rate, or other fixed type of day rate specified in the contract. Other fees may be stipulated in the contract related to mobilization and demobilization of the rig, upfront preparation and/or upgrades, penalties, performance bonuses and reimbursements for third party charges or requested modifications. Termination clauses are also specified and generally allow the customer to cancel for lack of performance by the contractor with no related fee or for convenience for an early termination fee, typically calculated as a standby rate multiplied by the days remaining in the firm term in the contract often reduced by a specified percentage.

ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Performance obligations and transaction price
Customers generally contract for a comprehensive agreement to provide integrated services to operate a rig and drill a well. Drillers are seen by the operator as the overseer of all services and are compensating the driller to provide that entire suite of services. In identifying performance obligations, ASC 606 series guidance states that a contract may contain a single performance obligation composed of a series of distinct goods or services if 1) each distinct good or service is substantially the same and would meet the criteria to be a performance obligation satisfied over time and 2) each distinct good or service is measured using the same method as it relates to the satisfaction of the overall performance obligation. The Company determined that the delivery of day rate drilling services is within the scope of the series guidance as both criteria noted above are met. Specifically, 1) each distinct increment of service (i.e. hour available to drill) that the driller promises to transfer represents a performance obligation that would meet the criteria for recognizing revenue over time, and 2) the driller would use the same method for measuring progress toward satisfaction of the performance obligation for each distinct increment of service in the series.
Consideration for activities that are not distinct within the scope of our contracts, such as mobilization, demobilization and upgrade/modification, and do not align with a distinct time increment within the contract term are allocated across the single performance obligation and are recognized over the expected recognition period in proportion to the passage of each hour available to drill. Consideration for activities which align with a distinct time increment within the contract term is recognized in the period when the services are performed.

The transaction price for a drilling contract is based on the amount of consideration the Company expects to be entitled for providing drilling services over the specified term and includes both fixed amounts and unconstrained variable amounts. Typically, at contract commencement, the only fixed/known consideration components of a drilling contract are negotiated lump-sum amounts to be received for reimbursement of costs incurred for mobilization, demobilization (where it is contractually guaranteed) and/or rig modifications or upgrades. The Company estimates variable consideration using the expected value method and includes the amount in transaction price to the extent it is not constrained. Variable consideration is generally constrained if it is probable that a significant reversal in the amount of cumulative revenue recognized will occur when the uncertainty associated with the variable consideration is subsequently resolved.
Recognition of revenue
Drilling services are consumed as the services are performed and generally enhance a well site which the customer/operator controls. Work performed on a well site does not create an asset with an alternative use to the contractor since the well/asset being worked on is owned by the customer. Therefore, the Company’s measure of progress for a drilling contract is hours available to drill over the contracted duration. This unit of measure is representative of an output method as described in ASC 606. The following chart details the types of fees found in a typical drilling contract and the related recognition method under ASC 606:

Fee type	Revenue Recognition
Day rate	Recognition is based on the day rates earned/invoiced as it relates to the level of service provided for each fractional-hour throughout the contract.
Mobilization and upgrade/modification	Revenue (both lump-sum and day rate amounts) is estimated at contract inception and included in the transaction price to be recognized over the expected recognition period.
Demobilization
Unconstrained demobilization revenue (both lump-sum and day rate amounts) is estimated at contract inception, included in the transaction price, and recognized over the expected recognition period in proportion to the passage of each hour available to drill.

Bonuses and penalty
Unconstrained bonus and/or penalty revenue is estimated at contract inception and included in the transaction price. Amounts are recognized in the period corresponding to the distinct hourly increment(s) of service provided (i.e. the specific period which the bonus or penalty relates to).

Reimbursement	Recognized (gross of costs incurred), at the point the product or service is consumed, and in the amount billed to the customer .
Future performance obligation and financing arrangements
Due to the recognition of day rate, as described above, the Company's primary future promised service relates to unconstrained demobilization. Under ASC 606 the Company recognizes unconstrained demobilization revenue over the life of the contract whereas in a typical drilling contract the demobilization, and the resulting cash payment for demobilization, does not occur until the end of the contract. At March 31, 2018, the Company did not have any unconstrained demobilization revenue. We have applied

ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

the optional exemption afforded in ASU No. 2014-09 and have not disclosed the variable consideration related to the estimated future day rate revenues. Additionally, the Company did not recognize any demobilization revenue into income during the three months ended March 31, 2018. However, upon adoption of this standard as of January 1, 2018, the Company recognized a $5.5 million credit to retained earnings related to unconstrained demobilization provisions. Subsequently, during the first quarter of 2018, the Company received a $5.5 million cash payment for such demobilization related to one of the Company's contracts.
Under ASC 606, a significant financing component may exist, regardless of whether the promise is explicitly stated or implied by the payment terms stipulated in a contract, where there is a separation between the timing of services provided and the timing of payment in contracts with terms exceeding one year. Generally, a typical drilling contract stipulates for billings on a monthly basis and payment terms vary by contract and customer but are customarily paid within 90 days. It is rare for a drilling contract to explicitly address a financing component and payments of up-front fees correspond to cash outlays which Rowan must undertake in order to complete a given drilling contract.
Recently Adopted Accounting Pronouncements - In addition to Revenue from Contracts with Customers (ASC 606) (see "Revenue Recognition" above), the Company has recently adopted the following accounting pronouncements:
Statement of Cash Flows - In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (ASC 230): Classification of Certain Cash Receipts and Cash Payments, which provides guidance on eight cash flow classification issues with the objective of reducing differences in practice. As of January 1, 2018, the Company adopted this guidance on a retrospective basis with no material impact on its condensed consolidated financial statements.
Statement of Cash Flows Restricted Cash - In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (ASC 230): Restricted Cash, which requires restricted cash to be presented with cash and cash equivalents in the statement of cash flows. The changes in restricted cash and restricted cash equivalents during the period should be included in the beginning and ending cash and cash equivalents balance reconciliation on the statement of cash flows. When cash, cash equivalents, restricted cash or restricted cash equivalents are presented in more than one line item within the statement of financial position, an entity shall calculate a total cash amount in a narrative or tabular format that agrees with the amount shown on the statement of cash flows. Details on the nature and amounts of restricted cash should also be disclosed. As of January 1, 2018, the Company adopted this guidance on a retrospective basis with no impact on its condensed consolidated financial statements.
Other Income - In February 2017, the FASB issued ASU No. 2017-05, Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets (“ASU 2017-05”), which clarifies the scope of the original guidance within Subtopic 610-20 that was issued in connection with ASU 2014-09, which provides guidance for recognizing gains and losses from the transfer of nonfinancial assets in contracts with non-customers. ASU 2017-05 also adds guidance for partial sales of nonfinancial assets. As of January 1, 2018, the Company adopted this guidance on a modified retrospective basis concurrently with ASC 606. This adoption had no impact on the Company's condensed consolidated financial statements.
Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost - In March 2017, the FASB issued ASU No. 2017-07, Compensation - Retirement Benefits (ASC 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which requires entities to present the service cost component of the net periodic benefit cost in the same income statement line item as other employee compensation costs. The other components of net benefit cost, including interest cost, expected return on plan assets, amortization of prior service cost/credit and actuarial gain/loss, and settlement and curtailment effects, are to be presented outside of any subtotal of operating income. Entities will have to disclose the line(s) used to present the other components of net periodic benefit cost, if the components are not presented separately in the income statement.  The ASU also allows only the service cost component to be eligible for capitalization. As of January 1, 2018, the Company adopted this guidance on a retrospective basis with no material impact on its condensed consolidated financial statements.
Accumulated Other Comprehensive Income – In February 2018, the FASB issued ASU No. 2018-02, Income Statement - Reporting Comprehensive Income (ASC 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017. As permitted under this ASU, the Company elected early adoption of this ASU as of January 1, 2018 and recorded a $45.6 million increase to Retained earnings as a reclassification from Accumulated other comprehensive income. The stranded tax effects are for the U.S. income tax rate reduction recognized in the Consolidated Statement of Operations for the year ended December 31, 2017 for the deferred tax asset associated with employee benefit plans.

ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

New Accounting Pronouncements - to be adopted
Lease Accounting – In February 2016, the FASB issued ASU No. 2016-02, Leases (ASC 842): Amendments to the FASB ASC, which requires an entity to recognize lease assets and lease liabilities on the balance sheet and to disclose key qualitative and quantitative information about the entity's leasing arrangements. Based on current guidance, lessees and lessors will be required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach, including a number of optional practical expedients that entities may elect to apply. However, in January 2018, the FASB issued an exposure draft which allows for an option to apply the guidance prospectively, instead of retrospectively, and allows for other classification provisions, as described below. ASC 842 is effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted. Under the updated accounting standards, the Company has preliminarily determined that its drilling contracts contain a lease component, and the adoption, therefore, will require that the Company separately recognize revenue associated with the lease and services components. However, in January 2018, the FASB issued an exposure draft which discussed a practical expedient which would allow companies to combine lease and non-lease components where the revenue recognition pattern is the same and where the combination of the service and lease component would be considered an operating lease. Based on proceedings within the FASB, it is anticipated that the FASB will issue an ASU related to this exposure draft during the second quarter of 2018. With respect to the applicability to the drilling industry of the practical expedients, the Company has and will continue to consult with its peers in the International Association of Drilling Contractors Accounting Sub-committee ("IADC Accounting Sub-committee") to evaluate any accounting standard updates issued as a result of the exposure draft for the applicability of this practical expedient to its drilling contracts.
The adoption of ASC 842 will have an impact on how the Company's consolidated balance sheets, statements of operations, cash flows, and disclosures contained in its notes to consolidated financial statements will be presented; however, because the Company is currently evaluating the impact of the new exposure draft, it is unable to quantify the overall impact at this time. As a lessee, estimated future minimum lease commitments are approximately $40 million with an estimated present value of approximately $30 million based on the Company's currently identified lease portfolio. The Company will continue to refine its estimate, which is subject to change at the adoption date of ASC 842.
Financial Instruments – In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (ASC 326): Measurement of Credit Losses on Financial Instruments, which amends the FASB's guidance on the impairment of financial instruments. The ASU adds to US GAAP an impairment model that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. The Company will be required to adopt the amended guidance in annual and interim reports beginning January 1, 2020, with early adoption permitted for fiscal years beginning after December 15, 2018. The Company is in the process of evaluating the impact this amendment will have on its consolidated financial statements.
Note 2 – Contract Assets and Contract Liabilities
Costs incurred for mobilization, upfront modifications/upgrades and contract preparation are direct costs incurred to fulfill contracts and are expensed over the expected recognition period. Such costs are deferred and recorded as contract assets or contract liabilities.
The following table sets forth contract assets (mobilization and upgrade/modification costs) and contract liabilities (mobilization and upgrade/modification revenue) on the Condensed Consolidated Balance Sheets as of March 31, 2018 (in millions):

	Balance Sheet Classification	March 31, 2018	December 31, 2017
Contract assets
Current	Prepaid expenses and other current assets	$3.3	$2.8
Noncurrent	Other assets	—	—
		$3.3	$2.8

Contract liabilities
Current	Deferred revenue	$4.4	$1.1
Noncurrent	Other liabilities	0.3	0.5
		$4.7	$1.6

ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Presented in the table below are the changes in contract assets (mobilization and upgrade/modification costs) during the three months ended March 31, 2018 (in millions):

March 31, 2018
Deferred mobilization and upgrade/modification costs
Beginning balance	$2.8
Plus: contractual additions	3.3
Less: amortization	2.8
Ending deferred mobilization and upgrade/modification costs	$3.3
Presented in the table below are the changes in contract liabilities (mobilization and upgrade/modification revenue) during the three months ended March 31, 2018 (in millions):

March 31, 2018
Deferred mobilization and upgrade/modification revenue
Beginning balance	$1.6
Plus: contractual additions	3.7
Less: amortization	0.6
Ending deferred mobilization and upgrade/modification revenue	$4.7

No impairment losses were recognized on contract assets during the three months ended March 31, 2018.
Note 3 – Equity Method Investments and Variable Interest Entities
On November 21, 2016, Rowan and Saudi Aramco, through their subsidiaries, entered into a Shareholders’ Agreement to create a 50/50 joint venture, known as ARO. ARO commenced operations on October 17, 2017, and owns, manages and operates offshore drilling units in Saudi Arabia. The Company accounts for its interest in ARO using the equity method of accounting and only recognizes its portion of equity earnings in the Company's condensed consolidated financial statements. ARO is a variable interest entity; however, the Company is not the primary beneficiary and therefore does not consolidate ARO. The Company's judgment regarding the level of influence over ARO included considering key factors such as: each company's ownership interest, representation on the board of managers of ARO, ability to direct activities that most significantly impact ARO's economic performance, as well as the ability to influence policy-making decisions.
Summarized financial information
Summarized financial information for ARO, as derived from ARO's financial statements, is as follows (in millions):

Three months ended March 31, 2018
Revenue	$58.3
Direct operating costs (excluding items below)	33.4
Depreciation and amortization	16.6
Selling, general and administrative	6.4
Loss on disposals of property and equipment	0.1
Income from Operations	1.8
Interest expense	(5.6)
Benefit for income taxes	(1.2)
Net loss	$(2.6)

Rowan's Equity in losses from ARO	$(1.3)

ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

	March 31, 2018	December 31, 2017
Current assets	$121.0	$108.6
Non-current assets	456.5	459.7
Total assets	$577.5	$568.3

Current liabilities	$43.4	$29.2
Non-current liabilities	542.7	545.1
Total liabilities	$586.1	$574.3
Related party transactions
In connection with the establishment of ARO the Company signed an Asset Transfer and Contribution Agreement. As part of this agreement the Company contributed cash to ARO of $357.7 million in exchange for a 10-year shareholder note receivable from ARO, initially totaling $357.7 million, at a stated interest rate of LIBOR plus two percent. As of March 31, 2018 and December 31, 2017, the outstanding amount for this shareholder note receivable was $270.0 million and $271.3 million, consisting of $270.0 million and $270.2 million, respectively, included in Long-term note receivable from unconsolidated subsidiary on the Company's Condensed Consolidated Balance Sheets. In addition, at December 31, 2017, the Company had a current portion of shareholder note receivable of $1.1 million, which was included in Receivables - trade and other on the Company's Condensed Consolidated Balance Sheets. Interest related to this note is being recognized as a part of Interest Income in the Company's Condensed Consolidated Statement of Operations and totaled approximately $2.8 million for the three months ended March 31, 2018. At March 31, 2018, the Company had an interest receivable from ARO of $1.9 million which is included in Prepaid expenses and other current assets on the Condensed Consolidated Balance Sheet.
In conjunction with the establishment of ARO, the Company entered into a series of agreements with ARO including: a Transition Services Agreement and a Secondment Agreement. Pursuant to these agreements the Company, or its seconded employees, will provide various services to ARO, and in return, the Company is to be provided remuneration for those services. From time to time Rowan may sell equipment or supplies to ARO. Revenue and other amounts recognized related to these agreements and transactions is as follows (in millions):

Three months ended March 31, 2018
Secondment Revenue - Jack-ups	$13.0
Transition Services Revenue - Unallocated	9.0
Sales of supplies - Jack-ups	1.3
Total Revenue received from ARO	$23.3

Proceeds from equipment sales to ARO (a)	$1.2

(a) A $0.6 million loss was recognized in Loss on disposals of property and equipment on the Condensed Consolidated Statement of Operations. $1.2 million is included in Receivables - trade and other for the $1.2 million purchase price proceeds.

Total accounts receivable from ARO totaled approximately $23.5 million and $17.3 million as of March 31, 2018 and December 31, 2017, respectively, and are included in Receivables - trade and other on the Condensed Consolidated Balance Sheets.
The Company also entered into a Rig Management Agreement pursuant to which ARO provides certain rig management services for Rowan's rigs while they are contracted with Saudi Aramco and the Company compensates ARO for the services in which they provide to Rowan. For the three months ended March 31, 2018, the Company recognized $10.6 million in Direct operating cost in the Condensed Consolidated Statements of Operations related to these rig management services. Additionally, ARO may sell equipment or supplies to Rowan or purchase such for Rowan, in which case ARO is provided reimbursement. For the three months ended March 31, 2018, the Company recognized $1.4 million in Direct operating cost in the Condensed Consolidated Statements of Operations related to these transactions.
Accounts payable to ARO totaled approximately $11.1 million and $10.8 million as of March 31, 2018 and December 31, 2017, respectively.
The following summarizes the total assets and liabilities as reflected in the Company's Condensed Consolidated Balance Sheets as well as the Company's maximum exposure to loss related to ARO (in millions). Generally, the Company's maximum exposure

ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

to loss is limited to its 1) equity investment in the joint venture, 2) outstanding note receivable and 3) any amounts payable to the Company for services it provides to the joint venture, reduced by payables for services which the Company owes to ARO.

	March 31, 2018	December 31, 2017
Total assets	$325.0	$319.5
Total liabilities	11.1	10.8
Maximum exposure to loss	$313.9	$308.7
Note 4 – Earnings Per Share
Basic income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted income per share includes the additional weighted effect of dilutive securities outstanding during the period, which includes nonvested restricted stock, RSUs, P-Units, share options and SARs granted under share-based compensation plans. The effect of share equivalents is not included in the computation for periods in which a net loss occurs because to do so would be anti-dilutive.
A reconciliation of net income for diluted income per share is set forth below (in millions):

	Three months ended March 31,
	2018	2017
Net income (loss)	$(112.3)	$10.3
Income allocated to non-vested share awards	—	(0.9)
Net income - adjusted for income allocated to non-vested share awards	$(112.3)	$9.4

A reconciliation of shares for basic and diluted income per share is set forth below (in millions):

	Three months ended March 31,
	2018	2017
Average common shares outstanding	126.5	125.7
Effect of dilutive securities - share-based compensation	—	1.7
Average shares for diluted computations	126.5	127.4
Share options, SARs, nonvested restricted stock, P-Units and RSUs granted under share-based compensation plans are anti-dilutive and excluded from diluted earnings per share when the hypothetical number of shares that could be repurchased under the treasury stock method exceeds the number of shares that can be exercised, or when the Company reports a net loss from continuing operations. Anti-dilutive shares, which could potentially dilute earnings per share in the future, are set forth below (in millions):

	Three months ended March 31,
	2018	2017
Share options and appreciation rights	1.5	1.5
Nonvested restricted shares and restricted share units	4.6	1.4
Total potentially dilutive shares	6.1	2.9
Note 5 – Pension and Other Postretirement Benefits
The Company provides defined-benefit pension, health care and life insurance benefits upon retirement for certain full-time employees.

ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The components of net periodic pension cost were as follows (dollars in millions):

	Three months ended March 31,
	2018	2017
Service cost	$2.7	$4.0
Interest cost (1)	6.3	6.3
Expected return on plan assets (1)	(9.4)	(9.4)
Amortization of net loss (1)	7.8	5.7
Amortization of prior service credit (1)	(1.2)	(1.2)
Net periodic pension cost	$6.2	$5.4

(1) Included in Other - net on the Condensed Consolidated Statements of Operations
The components of net periodic cost of other postretirement benefits were as follows (dollars in millions):

	Three months ended March 31,
	2018	2017
Service cost	$—	$—
Interest cost (1)	0.1	0.2
Amortization of net loss (1)	0.2	0.2
Amortization of prior service credit (1)	(3.3)	(3.3)
Total other postretirement benefit cost	$(3.0)	$(2.9)

(1) Included in Other - net on the Condensed Consolidated Statements of Operations
During the three months ended March 31, 2018, the Company contributed $6.1 million to its pension and other postretirement benefit plans and expects to make additional contributions to such plans totaling approximately $21.2 million for the remainder of 2018.
Note 6 – Commitments and Contingent Liabilities
Letters of credit – The Company periodically employs letters of credit in the normal course of its business and had outstanding letters of credit of approximately $7.3 million at March 31, 2018, of which $5.0 million were issued under the Company's Revolving Credit Facility.
Joint venture funding obligations – Each of Rowan and Saudi Aramco have agreed to take all steps necessary to ensure that ARO purchases at least 20 new build jack-up rigs ratably over 10 years once Saudi Aramco's joint venture to manufacture rigs commences operations. The first rig is expected to be delivered as early as 2021. The partners intend that the newbuild jack-up rigs will be financed out of available cash from operations and/or funds available from third party debt financing. The parties agreed that Saudi Aramco as a customer will provide drilling contracts to ARO in connection with the acquisition of the new rigs, which contracts could be used as security for third party debt financing if needed. If cash from operations or financing is not available to fund the cost of the newbuild jack-up rig, each partner is obligated to contribute funds, in the form of additional shareholder loans, to purchase such rigs, over time of up to a maximum amount of $1.25 billion per partner in the aggregate for all 20 newbuild jack-up rigs, which total investment amount is subject to a reduction formula as rigs are delivered. Further, no shareholder will be required to fund the delivery of more than three rigs during any twelve (12) month period.
Uncertain tax positions – The Company has been advised by the IRS of proposed unfavorable tax adjustments of $85 million including applicable penalties for the open tax years 2009 through 2012. The unfavorable tax adjustments primarily related to the following items: 2009 tax benefits recognized as a result of applying the facts of a third-party tax case that provided favorable tax treatment for certain non-U.S. contracts entered into in prior years to the Company’s situation; transfer pricing; and domestic production activity deduction. The Company has protested the proposed adjustment. However, the IRS does not agree with the Company's protest and they have submitted the proposed unfavorable tax adjustments to be reviewed by the IRS appeals group. In years subsequent to 2012, the Company has similar positions that could be subject to adjustments for the open years. The

ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Company has provided for amounts that it believes will be ultimately payable under the proposed adjustments and intends to vigorously defend its positions; however, if the Company determines the provisions for these matters to be inadequate due to new information or the Company is required to pay a significant amount of additional U.S. taxes and applicable penalties and interest in excess of amounts that have been provided for these matters, the Company's consolidated results of operations and cash flows could be materially and adversely affected.
The gross unrecognized tax benefits excluding penalties and interest are $103 million and $102 million as of March 31, 2018 and December 31, 2017, respectively. If the March 31, 2018, net unrecognized tax benefits excluding penalties and interest were recognized, this would favorably impact the Company's tax provision by $41 million.
It is reasonable that the existing liabilities for the unrecognized tax benefits may increase or decrease over the next 12 months as a result of audit closures and statute expirations, however, the ultimate timing of the resolution and/or closure of audits is highly uncertain.
Pending or threatened litigation – The Company is involved in various routine legal proceedings incidental to its businesses and vigorously defends its position in all such matters. Although the outcome of such proceedings cannot be predicted with certainty, the Company believes that there are no known contingencies, claims or lawsuits that will have a material adverse effect on its financial position, results of operations or cash flows.
In addition to the legal proceedings described above, the Company is vigorously contesting a claim by a former agent in the Middle East for compensation associated with the Company's termination of the agent's services. In February 2018, the agent made a demand for approximately $45 million, which the Company believes is without merit. The Company is making payments pursuant to its agreements with the agent and has an accrual for the Company's best estimate of the potential liability. Because of the current uncertainty of the basis for the claim and the application of which law may apply to resolving the dispute, the amount of the accrual may be different from the amount of the ultimate liability.
Note 7 – Share-Based Compensation
On February 27, 2018, the Company granted RSUs to employees for annual incentive awards pursuant to its long-term incentive plan with a grant-date fair value aggregating $16.6 million which will be recognized as compensation expense over a weighted-average period of 2.7 years from the grant date. The awards vest ratably over three years except to the extent they may vest earlier under the Company's retirement policy.
Additionally, on February 27, 2018, the Company granted to certain members of management P-Units that have a target value of $100 per unit. The amount ultimately earned is determined by the Company’s absolute TSR performance and relative TSR performance as measured against a group of companies selected by the Company Compensation Committee, over a three-year period ending December 31, 2020. The amount earned could range from zero to $200 per unit depending on the Company's performance. Twenty-five percent of the P-Units’ value is determined by the Company’s absolute TSR performance and relative TSR ranking for each one-year period ended December 31, 2018, 2019, and 2020 and 25% of the P-Units’ value is determined by the Company's absolute TSR performance and relative TSR ranking for the three-year period ended December 31, 2020. P-Units cliff vest and payment is made, if any, on the third anniversary following the grant date. Any employee who terminates employment with the Company prior to the third anniversary for any reason other than retirement will not receive any payment with respect to P-Units unless approved by the Company Compensation Committee. Settlement of the P-Units granted may be in cash, shares or a combination thereof, at the Company Compensation Committee's discretion.
Fair value for P-units are estimated using the Monte Carlo simulation model, which considers the probabilities of the Company’s absolute TSR performance and TSR ranking at the end of each performance period, and the amount of the payout at each rank to determine the probability-weighted expected payout. The Company uses liability accounting to account for the P-Units. Compensation is recognized on a straight-line basis over a maximum period of three years from the grant date and is adjusted for changes in fair value through the end of the performance period.
Liabilities for estimated P-Unit obligations at March 31, 2018, for 2018 grants and prior, included $3.5 million and $8.4 million classified as current and noncurrent, respectively, compared to $11.5 million and $10.5 million, respectively, at December 31, 2017. Current and noncurrent estimated P-Unit liabilities are included in Accrued liabilities, and Other liabilities, respectively, in the Condensed Consolidated Balance Sheets.

ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

At March 31, 2018, estimated unrecognized compensation cost related to nonvested share-based compensation arrangements totaled approximately $62.7 million, which is expected to be recognized as compensation expense over a remaining weighted-average period of 1.8 years.
Note 8 – Fair Value Measurements
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy prescribed by US GAAP requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of inputs that may be used to measure fair value are:

•	Level 1 – Quoted prices for identical instruments in active markets;

•
Level 2 – Quoted market prices for similar instruments in active markets; quoted prices for identical instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

•
Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable, such as those used in pricing models or discounted cash flow methodologies, for example.

The applicable level within the fair value hierarchy is the lowest level of any input that is significant to the fair value measurement.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Assets measured at fair value on a recurring basis are presented below (in millions):

		Estimated fair value measurements
	Fair value	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant other unobservable inputs (Level 3)
March 31, 2018:
Assets - cash equivalents	$1,205.3	$1,205.3	$—	$—
Other assets (Egyptian Pounds)	2.1	2.1	—	—
Other assets (Angolan Kwanza)	3.4	3.4	—	—

December 31, 2017:
Assets - cash equivalents	$1,332.1	$1,332.1	$—	$—
Other assets (Egyptian Pounds)	2.2	2.2	—	—
Other assets (Angolan Kwanza)	4.3	4.3	—	—
At March 31, 2018, and December 31, 2017, the Company held Egyptian pounds in the amount of $2.1 million and $2.2 million, respectively, which are classified as Other assets on the Condensed Consolidated Balance Sheets. The Company ceased drilling operations in Egypt in 2014, and is currently working to obtain access to the funds for use outside Egypt to the extent they are not utilized.
Given stricter foreign currency exchange controls in Angola, the Company determined in May 2017 that its previous method of converting Angola Kwanza to USD is likely no longer feasible. As a result, at March 31, 2018 and December 31, 2017, the Company classified its Angolan Kwanza USD equivalent balance of $3.4 million and $4.3 million, respectively, as non-current assets in Other assets on the Condensed Consolidated Balance Sheets. Currently, the Company considers the amounts to be recoverable and will continue to evaluate options to convert the Angolan Kwanza to USD.
Trade receivables and trade payables, which are required to be measured at fair value, have carrying values that approximate their fair values due to their short maturities.

ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Other Fair Value Measurements
Financial instruments not required to be measured at fair value consist of the Company’s publicly traded debt securities. The Company’s publicly traded debt securities had a carrying value of $2.511 billion at March 31, 2018, and an estimated fair value at that date aggregating $2.134 billion, compared to a carrying and fair value of $2.510 billion and $2.262 billion, respectively, at December 31, 2017. Fair values of the Company's publicly traded debt securities were provided by a broker who makes a market in such securities and were measured using a market-approach valuation technique, which is a Level 2 fair value measurement.
Concentrations of Credit Risk
The Company invests its excess cash primarily in time deposits and high-quality money market accounts at several large commercial banks with strong credit ratings, and therefore believes that its risk of loss is minimal.
The Company’s customers largely consist of major international oil companies, national oil companies and large investment-grade exploration and production companies. The Company routinely evaluates and monitors the credit quality of potential and current customers. The Company maintains reserves for credit losses when necessary and actual losses have been within management's expectations.
Revenue and receivables from transactions with external customers that amount to 10% or more of revenue during the three months ended March 31 are set forth below:

Percentage of revenue from major customers:

		Three months ended March 31,
Customer	Segment	2018	2017
Saudi Aramco	Jack-ups	35%	25%
Anadarko	Deepwater	24%	13%
ARO Drilling (1)	Jack-ups and Unallocated and other	11%	—%
Lundin	Jack-ups	10%	7%
Repsol	Jack-ups	1%	15%
Cobalt International	Deepwater	—%	15%

(1) Includes Secondment and Transition Services revenue received from ARO (see Note 3).
Percentage of receivables from major customers:

Customer	Segment	March 31, 2018	December 31, 2017
Saudi Aramco	Jack-ups	41%	34%
Anadarko	Deepwater	19%	19%
ARO Drilling (1)	Jack-ups and Unallocated and other	13%	9%
Lundin	Jack-ups	8%	7%
Repsol	Jack-ups	3%	5%
Cobalt International	Deepwater	—%	—%

(1) Includes receivables related to the services provided to ARO (see Note 3).
Note 9 – Shareholders' Equity
Reclassifications from Accumulated Other Comprehensive Loss – The following table sets forth the significant amounts reclassified out of each component of accumulated other comprehensive loss and their effect on net income (loss) for the period

ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

(in millions):

	Three months ended March 31,
	2018	2017
Amounts recognized as a component of net periodic pension and other postretirement benefit cost:
Amortization of net loss	$(8.0)	$(5.9)
Amortization of prior service credit	4.5	4.5
Total before income taxes	(3.5)	(1.4)
Income tax benefit	0.7	0.5
Total reclassifications for the period, net of income taxes	$(2.8)	$(0.9)
The Company records unrealized gains and losses related to net periodic pension and other postretirement benefit cost net of estimated taxes in Accumulated other comprehensive income (loss). The Company has a valuation allowance against its net U.S. deferred tax asset that is not expected to be realized. A portion of this valuation allowance is related to deferred tax benefits or expense as recorded in Accumulated other comprehensive income (loss).
Note 10 – Other Financial Statement Disclosures
Accounts Receivable – The following table sets forth the components of Receivables - trade and other (in millions):

	March 31, 2018	December 31, 2017
Trade	$187.8	$195.8
Income tax	8.0	8.0
Other	7.0	9.0
Total Receivables - trade and other	$202.8	$212.8
Accrued Liabilities – The following table sets forth the components of Accrued liabilities (in millions):

	March 31, 2018	December 31, 2017
Pension and other postretirement benefits	$22.1	$27.0
Compensation and related employee costs	45.6	69.0
Interest	40.9	32.0
Income taxes	12.0	15.4
Other	19.1	15.7
Total Accrued liabilities	$139.7	$159.1

ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Long-term Debt – Long-term debt consisted of the following (in millions):

	March 31, 2018	December 31, 2017
7.875% Senior Notes, due August 2019 ($201.4 million principal amount; 8.0% effective rate)	$200.9	$200.9
4.875% Senior Notes, due June 2022 ($620.8 million principal amount; 4.7% effective rate)	624.4	624.6
4.75% Senior Notes, due January 2024 ($398.1 million principal amount; 4.8% effective rate)	396.0	395.9
7.375% Senior Notes, due June 2025 ($500 million principal amount; 7.4% effective rate)	497.6	497.5
5.4% Senior Notes, due December 2042 ($400 million principal amount; 5.4% effective rate)	395.2	395.1
5.85% Senior Notes, due January 2044 ($400 million principal amount; 5.9% effective rate)	396.4	396.3
Total carrying value	$2,510.5	$2,510.3
Revolving Credit Facility
Availability under the Revolving Credit Facility is $1.50 billion through January 23, 2019, declining to $1.44 billion through January 23, 2020, and to approximately $1.29 billion through the maturity in 2021. As of March 31, 2018, no amounts were outstanding and $5.0 million in letters of credit had been issued under the Revolving Credit Facility leaving remaining availability of $1.495 billion.
Advances under the Revolving Credit Facility bear interest at LIBOR or Base Rate plus an applicable margin, which is dependent upon the Company's credit ratings. The applicable margins for LIBOR and Base Rate advances range from 1.125% - 2.0% and 0.125% - 1.0%, respectively. The Company is also required to pay a commitment fee on undrawn amounts of the Revolving Credit Facility, which ranges from 0.125% to 0.35%, depending on the Company's credit ratings.
The Revolving Credit Facility requires the Company to maintain a total debt-to-capitalization ratio of less than or equal to 60%. The Company's consolidated debt to total capitalization ratio at March 31, 2018, was 32%. Additionally, the Revolving Credit Facility has customary restrictive covenants that, including others, restrict the Company's ability to incur certain debt and liens, enter into certain merger and acquisition agreements, sell, transfer, lease or otherwise dispose of all or substantially all of the Company's assets and substantially change the character of the Company's business from contract drilling.
Debt Reductions
In December 2016, the Company commenced cash tender offers for $750 million aggregate principal amount of the Subject Notes issued by the Company (the "Tender Offers"). The Tender Offers expired on January 3, 2017; however, there was also an early tender expiration on December 16, 2016 which provided for an early tender premium. Subject Notes validly tendered and accepted for purchase prior to the early tender expiration time on December 16, 2016, received tender offer consideration plus an early tender premium. As a result of the Tender Offers, in December 2016, the Company paid $490.5 million to repurchase $463.9 million aggregate principal amount of outstanding Subject Notes, consisting of $265.5 million of the 2017 Notes, $186.7 million of the 2019 Notes, $9.8 million of the 2022 Notes and $1.9 million of the 2024 Notes, and recognized a $33.6 million loss on the early extinguishment of debt which included approximately $5.9 million of bank and legal fees.
In January 2017, at the expiration of the Tender Offers, the Company paid $32.8 million to repurchase an additional $34.6 million aggregate principal amount of outstanding Subject Notes, consisting of $0.1 million of the 2017 Notes, $0.9 million of the 2019 Notes and $33.6 million of the 2022 Notes.
On January 9, 2017, the Company called for redemption $92.1 million aggregate principal amount of the 2017 Notes that remained outstanding and on February 8, 2017, the Company paid $94.0 million to redeem such notes.
Debt Guarantee and Other Provisions
The Senior Notes are RCI’s senior unsecured obligations and rank senior in right of payment to all of its subordinated indebtedness and pari passu in right of payment with any of RCI’s future senior indebtedness, including any indebtedness under RCI’s senior

ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Revolving Credit Facility. The Senior Notes rank effectively junior to RCI’s future secured indebtedness, if any, to the extent of the value of its assets constituting collateral securing that indebtedness and to all existing and future indebtedness of its subsidiaries (other than indebtedness and liabilities owed to RCI).
The Senior Notes are fully and unconditionally guaranteed on a senior and unsecured basis by Rowan plc (see Note 12).
All or part of the Senior Notes may be redeemed at any time for an amount equal to 100% of the principal amount plus accrued and unpaid interest to the redemption date plus the applicable make-whole premium, if any.
The 2025 Notes contain a provision whereby upon a change of control repurchase event, as defined in the indenture governing the 2025 Notes, the Company may be required to make an offer to repurchase all outstanding notes at a price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest to the repurchase date. Otherwise, the 2025 Notes contain substantially the same provisions as the Company’s other Senior Notes.
Other provisions of the Company's debt agreements limit the ability of the Company to create liens that secure debt, engage in sale and leaseback transactions, merge or consolidate with another company and, in the event of noncompliance, restrict investment activities and asset purchases and sales, among other things. The Company was in compliance with its debt covenants at March 31, 2018.
Supplemental Cash Flow Information – Accrued capital expenditures, which are excluded from capital expenditures in the Condensed Consolidated Statements of Cash Flows until settlement, totaled $17.0 million and $15.9 million at March 31, 2018 and 2017, respectively.
On January 5, 2018, the Company purchased two 2013 Le Tourneau Super 116E jack-up rigs, the Bess Brants and Earnest Dees, formerly, P-59 and P-60, respectively, which were both delivered new into service in 2013, in a public auction from a subsidiary of Petroleo Brasileiro S.A. (“Petrobras”). The purchase price was $38.5 million per unit, or an aggregate $77.0 million, of which $7.7 million was paid as a deposit in December 2017. The remaining balance of $69.3 million as well as $1.5 million in transaction costs were paid in January 2018.
Income Taxes– In accordance with US GAAP for interim reporting, the Company has historically estimated its full-year effective tax rate and applied this rate to ordinary income or loss for the reporting period. The Company has determined that since small changes in estimated ordinary income would result in significant changes in the estimated annual effective tax rate this historical method would not provide reliable results for the quarter ended March 31, 2018. Therefore, a discrete year-to-date method of reporting was used for the quarter ended March 31, 2018. The Company provides for income taxes based upon the tax laws and rates in effect in the countries in which it conducts operations. The amounts of the provisions are impacted by such laws and rates and the availability of deductions, credits and other benefits in each of the various jurisdictions. Overall effective tax rate may therefore vary considerably from quarter to quarter and from year to year based on the actual or projected location of operations, levels of income, intercompany gains or losses, and other factors.
On December 22, 2017, the U.S. government enacted tax legislation commonly referred to as the U.S. Tax Act. The U.S. Tax Act significantly changes U.S. corporate income tax laws including but not limited to reducing the U.S. corporate income tax rate from 35% to 21%, requiring a one-time transition tax on mandatory deemed repatriation of certain unremitted non-U.S. earnings as of December 31, 2017, and changing how non-U.S. subsidiaries are taxed in the U.S. as of January 1, 2017. The Company is applying the guidance in accordance with the SEC Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act ("SAB 118") that allows provisional estimates for the tax effects of the U.S. Tax Act. As of March 31, 2018, the Company is still in the process of gathering data and completing its analysis on the U.S. Tax Act that includes the one-time transition tax, U.S. tax on non-U.S. subsidiaries, related net operating losses and valuation allowance, and have made no change with respect to the provisional amounts recorded. The provisional estimates will be finalized within one year from the date of enactment as allowed under SAB 118.

The effective tax rate for the three months ended March 31, 2018 was (5.9)% as a result of tax expense on pre-tax loss, compared to 74.2% as a result of a tax expense on pre-tax income for the comparable prior-year period ended March 31, 2017.
The Company recognized an income tax provision of $6.2 million for the three months ended March 31, 2018, compared to an income tax provision of $29.7 million for the comparable period of 2017. The decrease of $23.5 million is primarily attributed to the current period estimate using a discrete year-to-date interim reporting method and the impact from the three months ended March 31, 2017 of additional deferred tax expense related to a) restructuring and b) an increase in valuation allowance on Luxembourg deferred tax assets.

ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company has not provided deferred income taxes on certain undistributed earnings of non-U.K. subsidiaries. No subsidiary of RCI has a plan to distribute earnings to RCI in a manner that would cause those earnings to be subject to U.S., U.K., or other local country taxation. If facts and circumstances cause a change in expectations regarding future tax consequences, the resulting tax impact could have a material effect on the Company's consolidated financial statements.
Note 11 – Segment Information and Disaggregation of Revenue
Prior to ARO commencing operations on October 17, 2017 (see Note 3), the Company operated in two segments: Deepwater and Jack-ups. The Company now operates in three principal operating segments: Deepwater, which consists of its drillship operations, Jack-ups, which is composed of the Company's jack-up operations and results associated with the Company's arrangements with ARO primarily under the Transition Services Agreement (direct operating costs only), Rig Management Agreement and Secondment Agreement (see Note 3), and ARO, the Company's 50/50 joint venture with Saudi Aramco. ARO was formed to own, manage and operate offshore drilling units in Saudi Arabia. These segments provide one primary service – contract drilling. The Company evaluates performance primarily based on income from operations.
Depreciation and amortization and Selling, general and administrative expenses related to the Company's corporate function and other administrative offices have not been allocated to its operating segments for purposes of measuring segment operating income and are included in "Unallocated and other." In addition, revenue and general and administrative costs related to providing transition services to ARO are included in "Unallocated and other" (see Note 3). "Other operating items - expense" consists of, to the extent applicable, gains and losses on asset sales. Segment results are presented below (in millions):

	Three months ended March 31,
	Deepwater	Jack-ups	ARO	Unallocated and other	Reportable segments total	Eliminations and adjustments	Consolidated
2018
Revenue	$52.1	$150.1	$58.3	$9.0	$269.5	$(58.3)	$211.2
Operating expenses:
Direct operating costs (excluding items below)	29.0	128.4	33.4	—	190.8	(33.4)	157.4
Depreciation and amortization	26.9	70.3	16.6	0.7	114.5	(16.6)	97.9
Selling, general and administrative	—	—	6.4	25.6	32.0	(6.4)	25.6
Other operating items - expense	—	1.3	0.1	—	1.4	(0.1)	1.3
Equity in losses of unconsolidated subsidiary	—	—	—	—	—	(1.3)	(1.3)
Income (loss) from operations	$(3.8)	$(49.9)	$1.8	$(17.3)	$(69.2)	$(3.1)	$(72.3)

2017	(As adjusted)
Revenue	$160.7	$213.6	$—	$—	$374.3	$—	$374.3
Operating expenses:
Direct operating costs (excluding items below)	44.9	126.4	—	—	171.3	—	171.3
Depreciation and amortization	28.3	70.1	—	0.7	99.1	—	99.1
Selling, general and administrative	—	—	—	24.2	24.2	—	24.2
Other operating items - expense	—	3.4	—	—	3.4	—	3.4
Income (loss) from operations	$87.5	$13.7	$—	$(24.9)	$76.3	$—	$76.3

ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

The classifications of revenue among geographic areas in the tables which follow (in millions) were determined based on segment and physical location of assets. Because the Company evaluates performance primarily based on income from operations and the Company’s offshore drilling rigs are mobile, classifications by area are dependent on the rigs’ location at the time revenue is earned and may vary from one period to the next.

	Three months ended March 31,
	2018	2017
Deepwater Revenue:
United States	$52.1	$160.7
Total	$52.1	$160.7

	Three months ended March 31,
	2018	2017
Jack-ups Revenue:
Saudi Arabia	$87.9	$94.2
Norway	38.8	51.2
Trinidad	11.6	41.4
United Kingdom	10.4	15.5
United States	1.4	10.8
Other	—	0.5
Total	$150.1	$213.6

	Three months ended March 31,
	2018	2017
Unallocated and Other Revenue:
Saudi Arabia	$9.0	$—
Total	$9.0	$—

Revenue from the Unallocated and other segment consists of transition services for ARO. Fees for these related services are recognized as the service is performed and billed on a monthly basis.
Note 12 – Guarantees of Registered Securities
Rowan plc and its 100%-owned subsidiary, RCI, have entered into agreements providing for, among other things, the full, unconditional and irrevocable guarantee by Rowan plc of the prompt payment, when due, of any amount owed to the holders of RCI's Senior Notes and amounts outstanding under RCI’s Revolving Credit Facility, if any.
There were changes to the corporate ownership structure during the second quarter of 2018. As such changes are required to be applied retrospectively, the Company has recast its historical condensed consolidating financial information to reflect these changes. The condensed consolidating financial information that follows is presented on the equity method of accounting in accordance with Rule 3-10 of Regulation S-X in connection with Rowan plc’s guarantee of the Senior Notes and reflects the corporate ownership structure as of June 30, 2018. Financial Information for the three months ended March 31, 2018 and 2017, reflects changes to the corporate ownership structure that occurred in the second quarter of 2018, and also the fourth quarter of 2017 with respect to the three months ended March 31, 2017. The Condensed Consolidating Balance Sheets as of March 31, 2018 and December 31, 2017 have been recast to reflect changes to the corporate ownership structure that occurred in the second quarter of 2018 as if the resulting corporate ownership structure was in place at January 1, 2015. In addition, the Condensed Consolidating Statements of Operations, Condensed Consolidating Statements of Other Comprehensive Income and Condensed Consolidating Statement of Cash Flows for the three months ended March 31, 2017, have been adjusted for the adoption of new accounting standards (see Note 1 for additional information).

ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Rowan Companies plc and Subsidiaries
Condensed Consolidating Statements of Operations
Three months ended March 31, 2018
(In millions)
(Unaudited)

	Rowan plc (Parent)	RCI (Issuer)	Non-guarantor subsidiaries	Consolidating adjustments	Consolidated
REVENUE	$—	$1.7	$211.3	$(1.8)	$211.2

COSTS AND EXPENSES:
Direct operating costs (excluding items below)	—	0.2	157.3	(0.1)	157.4
Depreciation and amortization	—	—	97.9	—	97.9
Selling, general and administrative	7.4	0.3	19.6	(1.7)	25.6
(Gain) loss on disposals of property and equipment	—	(0.1)	1.4	—	1.3
Total costs and expenses	7.4	0.4	276.2	(1.8)	282.2

Equity in losses of unconsolidated subsidiary	—	—	(1.3)	—	(1.3)

INCOME (LOSS) FROM OPERATIONS	(7.4)	1.3	(66.2)	—	(72.3)

OTHER INCOME (EXPENSE):
Interest expense	—	(38.5)	(0.5)	0.5	(38.5)
Interest income	—	1.1	6.3	(0.5)	6.9
Other - net	4.9	(5.4)	(1.7)	—	(2.2)
Total other income (expense), net	4.9	(42.8)	4.1	—	(33.8)

LOSS BEFORE INCOME TAXES	(2.5)	(41.5)	(62.1)	—	(106.1)
Provision (benefit) for income taxes	—	(1.0)	7.2	—	6.2
Equity in earnings (losses) of subsidiaries, net of tax	(109.8)	55.2	—	54.6	—

NET INCOME (LOSS)	$(112.3)	$14.7	$(69.3)	$54.6	$(112.3)

ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Rowan Companies plc and Subsidiaries
Condensed Consolidating Statements of Operations
Three months ended March 31, 2017
(In millions)
(Unaudited)

	Rowan plc (Parent)		RCI (Issuer)		Non-guarantor subsidiaries		Consolidating adjustments	Consolidated
REVENUE	$—		$14.5		$374.5		$(14.7)	$374.3

COSTS AND EXPENSES:
Direct operating costs (excluding items below)	—		5.3		179.6		(13.6)	171.3
Depreciation and amortization	—		4.7		94.4		—	99.1
Selling, general and administrative	5.9		(2.1)		21.5		(1.1)	24.2
Loss on disposals of property and equipment	—		0.2		3.2		—	3.4
Total costs and expenses	5.9	—	8.1	—	298.7	—	(14.7)	298.0

INCOME (LOSS) FROM OPERATIONS	(5.9)		6.4		75.8		—	76.3

OTHER INCOME (EXPENSE):
Interest expense	—		(39.6)		(0.1)		0.1	(39.6)
Interest income	—		0.7		1.4		(0.1)	2.0
Loss on extinguishment of debt	—		(0.2)		—		—	(0.2)
Other - net	5.1		(4.8)		1.2		—	1.5
Total other income (expense), net	5.1		(43.9)		2.5		—	(36.3)

INCOME (LOSS) BEFORE INCOME TAXES	(0.8)		(37.5)		78.3		—	40.0
Provision (benefit) for income taxes	—		(9.2)		39.7		(0.8)	29.7
Equity in earnings of subsidiaries, net of tax	11.1		13.5		—		(24.6)	—

NET INCOME (LOSS)	$10.3		$(14.8)		$38.6		$(23.8)	$10.3

ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Rowan Companies plc and Subsidiaries
Condensed Consolidating Statements of Comprehensive Income (Loss)
Three months ended March 31, 2018
(In millions)
(Unaudited)

	Rowan plc (Parent)	RCI (Issuer)	Non-guarantor subsidiaries	Consolidating adjustments	Consolidated
NET INCOME (LOSS)	$(112.3)	$14.7	$(69.3)	$54.6	$(112.3)

OTHER COMPREHENSIVE INCOME:
Net reclassification adjustment for amounts recognized in net loss as a component of net periodic benefit cost, net of income taxes	2.8	2.8	—	(2.8)	2.8

COMPREHENSIVE INCOME (LOSS)	$(109.5)	$17.5	$(69.3)	$51.8	$(109.5)

Rowan Companies plc and Subsidiaries
Condensed Consolidating Statements of Comprehensive Income (Loss)
Three months ended March 31, 2017
(In millions)
(Unaudited)

	Rowan plc (Parent)	RCI (Issuer)	Non-guarantor subsidiaries	Consolidating adjustments	Consolidated
NET INCOME (LOSS)	$10.3	$(14.8)	$38.6	$(23.8)	$10.3

OTHER COMPREHENSIVE INCOME:
Net reclassification adjustment for amounts recognized in net income (loss) as a component of net periodic benefit cost, net of income taxes	0.9	0.9	—	(0.9)	0.9

COMPREHENSIVE INCOME (LOSS)	$11.2	$(13.9)	$38.6	$(24.7)	$11.2

ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Rowan Companies plc and Subsidiaries
Condensed Consolidating Balance Sheets
March 31, 2018
(In millions)
(Unaudited)

	Rowan plc (Parent)	RCI (Issuer)	Non-guarantor subsidiaries	Consolidating adjustments	Consolidated
CURRENT ASSETS:
Cash and cash equivalents	$0.2	$161.0	$1,052.9	$—	$1,214.1
Receivables - trade and other	—	0.8	202.0	—	202.8
Prepaid expenses and other current assets	0.2	8.1	7.0	—	15.3
Total current assets	0.4	169.9	1,261.9	—	1,432.2

Property and equipment - gross	—	240.1	8,689.3	—	8,929.4
Less accumulated depreciation and amortization	—	123.8	2,251.6	—	2,375.4
Property and equipment - net	—	116.3	6,437.7	—	6,554.0

Investments in consolidated subsidiaries	5,303.9	6,450.4	—	(11,754.3)	—
Due from affiliates	0.2	680.7	9.5	(690.4)	—
Long-term note receivable from unconsolidated subsidiary	—	—	270.0	—	270.0
Investment in unconsolidated subsidiary	—	—	29.6	—	29.6
Other assets	—	35.7	6.5	—	42.2
	$5,304.5	$7,453.0	$8,015.2	$(12,444.7)	$8,328.0

CURRENT LIABILITIES:
Accounts payable - trade	$0.4	$15.5	$77.5	$—	$93.4
Deferred revenue	—	—	4.4	—	4.4
Accrued liabilities	—	87.5	52.2	—	139.7
Total current liabilities	0.4	103.0	134.1	—	237.5

Long-term debt	—	2,510.5	—	—	2,510.5
Due to affiliates	17.8	7.7	664.9	(690.4)	—
Other liabilities	3.1	253.8	29.1	—	286.0
Deferred income taxes - net	—	—	10.8	—	10.8
Shareholders' equity	5,283.2	4,578.0	7,176.3	(11,754.3)	5,283.2
	$5,304.5	$7,453.0	$8,015.2	$(12,444.7)	$8,328.0

ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Rowan Companies plc and Subsidiaries
Condensed Consolidating Balance Sheets
December 31, 2017
(In millions)
(Audited)

	Rowan plc (Parent)	RCI (Issuer)	Non-guarantor subsidiaries	Consolidating adjustments	Consolidated
CURRENT ASSETS:
Cash and cash equivalents	$0.2	$206.3	$1,125.6	$—	$1,332.1
Receivables - trade and other	—	1.2	211.6	—	212.8
Prepaid expenses and other current assets	0.3	10.7	4.5	—	15.5
Total current assets	0.5	218.2	1,341.7	—	1,560.4

Property and equipment - gross	—	241.9	8,592.0	—	8,833.9
Less accumulated depreciation and amortization	—	121.4	2,159.8	—	2,281.2
Property and equipment - net	—	120.5	6,432.2	—	6,552.7

Investments in consolidated subsidiaries	5,401.1	6,387.1	—	(11,788.2)	—
Due from affiliates	0.2	680.0	11.5	(691.7)	—
Long-term note receivable from unconsolidated subsidiary	—	—	270.2	—	270.2
Investment in unconsolidated subsidiary	—	—	30.9	—	30.9
Other assets	—	36.4	7.7	—	44.1
	$5,401.8	$7,442.2	$8,094.2	$(12,479.9)	$8,458.3

CURRENT LIABILITIES:
Accounts payable - trade	$0.7	$12.9	$83.6	$—	$97.2
Deferred revenue	—	—	1.1	—	1.1
Accrued liabilities	—	95.7	63.4	—	159.1
Total current liabilities	0.7	108.6	148.1	—	257.4

Long-term debt	—	2,510.3	—	—	2,510.3
Due to affiliates	11.2	11.4	669.1	(691.7)	—
Other liabilities	3.8	261.2	28.6	—	293.6
Deferred income taxes - net	—	—	10.9	—	10.9
Shareholders' equity	5,386.1	4,550.7	7,237.5	(11,788.2)	5,386.1
	$5,401.8	$7,442.2	$8,094.2	$(12,479.9)	$8,458.3

ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Rowan Companies plc and Subsidiaries
Condensed Consolidating Statements of Cash Flows
Three months ended March 31, 2018
(In millions)
(Unaudited)

	Rowan plc (Parent)	RCI (Issuer)	Non-guarantor subsidiaries	Consolidating adjustments	Consolidated
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(3.4)	$(41.6)	$33.9	$—	$(11.1)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(3.4)	(32.0)	—	(35.4)
Purchase of rigs	—	—	(70.8)	—	(70.8)
Proceeds from disposals of property and equipment	—	0.1	1.2	—	1.3
Repayments of note receivable from unconsolidated subsidiary	—	—	1.3	—	1.3

Net cash used in investing activities	—	(3.3)	(100.3)	—	(103.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances (to) from affiliates	6.7	(0.4)	(6.3)	—	—
Shares repurchased for tax withholdings on vesting of restricted share units	(3.3)	—	—	—	(3.3)

Net cash provided by (used in) financing activities	3.4	(0.4)	(6.3)	—	(3.3)

DECREASE IN CASH AND CASH EQUIVALENTS	—	(45.3)	(72.7)	—	(118.0)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	0.2	206.3	1,125.6	—	1,332.1
CASH AND CASH EQUIVALENTS, END OF PERIOD	$0.2	$161.0	$1,052.9	$—	$1,214.1

ROWAN COMPANIES PLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (continued)

Rowan Companies plc and Subsidiaries
Condensed Consolidating Statements of Cash Flows
Three months ended March 31, 2017
(In millions)
(Unaudited)

	Rowan plc (Parent)	RCI (Issuer)	Non-guarantor subsidiaries	Consolidating adjustments	Consolidated
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(1.7)	$73.8	$9.7	$—	$81.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(9.7)	(21.2)	—	(30.9)
Proceeds from disposals of property and equipment	—	—	0.1	—	0.1

Net cash used in investing activities	—	(9.7)	(21.1)	—	(30.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances (to) from affiliates	7.2	(166.0)	158.8	—	—
Reductions of long-term debt	—	(128.0)	—	—	(128.0)
Shares repurchased for tax withholdings on vesting of restricted share units	(5.3)	—	—	—	(5.3)

Net cash provided by (used in) financing activities	1.9	(294.0)	158.8	—	(133.3)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	0.2	(229.9)	147.4	—	(82.3)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3.7	532.0	719.8	—	1,255.5
CASH AND CASH EQUIVALENTS, END OF PERIOD	$3.9	$302.1	$867.2	$—	$1,173.2